Exhibit 10.01
AMENDMENT ELEVEN
TO THE AMENDED AND RESTATED
AUTHORIZED SYMANTEC ELECTRONIC RESELLER
FOR SHOP SYMANTEC AGREEMENT
This Eleventh Amendment to The Amended and Restated Authorized Symantec Electronic Reseller for Shop Symantec Agreement (the “Amendment Eleven”) is made as of the Amendment Eleven Effective Date, as defined below, and shall serve to amend the Amended and Authorized Symantec Electronic Reseller for Shop Symantec Agreement, with an Amended Date of July 1, 2003, by and between Symantec Corporation, Symantec Limited and Digital River, Inc. (the “Agreement”).
RECITALS
A. Symantec and Digital River are parties to the Agreement, which provides, among other things, for Digital River to resell Symantec Products to end users through Symantec’s Storefront, in accordance with the terms and conditions set forth in the Agreement.
B. Symantec and Digital River desire to make several adjustments to the terms and conditions of the Agreement.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, Symantec and Digital River agree as follows:
1.	Capitalized terms used herein and not otherwise defined below shall have the meanings set forth in the Agreement.

2.	Selling Veritas Product on the Storefront. Section 3 “Obligations of Digital River” is hereby amended to include the following at the end of the section:

Selling Veritas Products on the Storefront Post Closing.
a.	Background. While Symantec currently anticipates completing its acquisition of all the assets of Veritas Software Corporation (“Veritas”), which will result in Veritas becoming a wholly owned subsidiary of Symantec (the “Closing”), by June 30, 2005, this date is subject to change. As a result, the effective date of the Closing for purposes of this Amendment Eleven is the date upon which Digital River receives written notice that the Closing has occurred (the “Closing Date”) from *, Director, Global Online Sales. Symantec, immediately following the Closing, desires to sell the Veritas computer software products, as listed in Exhibit Y hereto, as it may be amended from time to time (“Veritas Products”), on the Storefront in North America (the “VP Territory”). Symantec will not offer downloadable versions of the Veritas Products on the Storefront.

b.	Pre-Closing Work. Symantec, and Digital River at Symantec’s reasonable request, will perform, prior to the Closing, the work Symantec deems reasonably necessary in order be prepared to sell the Veritas Products on the Storefront immediately following the Closing. Such work includes, but is not limited to: creating SKUs, developing and creating web pages and online links, providing Veritas Products to Digital River to fulfill post-Closing

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

sales, and creating internal processes and procedures to address the selling and fulfilling of Veritas Product on the Storefront (the “Pre-Closing Work”).

c.	Purchase Orders for, and Stocking of, Veritas Product. Symantec personnel will coordinate with Digital River, and Digital River will reasonably cooperate with Symantec, regarding Digital River obtaining Veritas Products from Symantec, prior to the Closing, in order that Digital River will be prepared to fulfill the initial post-Closing sales of Veritas Products on the Storefront.

d.	Limitations. Prior to the Closing Date, under no circumstances: (a) will the Storefront display or refer to the Veritas Product; (b) will the Storefront enable a user to purchase the Veritas Product; (c) will orders for Veritas Product be accepted or fulfilled on the Storefront. Under no circumstances will the Veritas Products be sold on the Storefront outside the VP Territory.

e.	Pricing. The Veritas Products will be treated as Consumer Symantec Products, as that term is used in the Agreement, for purposes of selling the Veritas Products on the Storefront, and for purposes of calculating the actual final price Digital River pays Symantec for the Veritas Products, which is based upon the Partner Efficiency Sharing Model.
3.	Partner Efficiency Model. Section 11(c)(i), as amended by Amendment Four, is hereby deleted in its entirety and replaced with the following.
c.	Payments by Digital River to Symantec.
i.	Symantec Pricing to Digital River. From time to time, Symantec shall provide Digital River with price lists setting forth the * prices from Symantec to Digital River for the Symantec Products (“List Price(s)”). The current price lists for the Symantec Products as of the Amended Date is set forth as Exhibit A to this Agreement. Symantec’s Revenue Accounting department and E-commerce Marketing team will maintain and update the Symantec Products in terms of both product lines offered, their SKUs listing and any pricing changes, and forward this updated list to Digital River for the purpose of calculating the price adjustment for the actual final price that Digital River pays to Symantec, in accordance with the Partner Efficiency Sharing Model, as indicated below. Unless otherwise noted and provided as separate lists in Exhibit A, the List Price and the ERPs are the same.

The actual final price that Digital River pays Symantec for each Symantec Product shall be based upon the Partner Efficiency Model, as defined and set forth below, which is determined based upon the volume of sales of Symantec Products made by Digital River. The calculation for the first two monthly remittances from Digital River to Symantec of each quarter will be based upon the previous established rate of * percent (*%). At the end of each quarter, the Parties will agree on an estimated “Revenue @ ERP” for the upcoming quarter, which shall be no less than the prior quarter’s actual “Revenue @ ERP.” After the conclusion of each quarter, a true up against the actual “Revenue @ ERP” shall be performed per the schedule set forth below. The amount due for consumer Symantec Products will be determined as follows: (i) the actual total dollar value of the consumer Symantec Products sold for the quarter (which amount shall be derived from the “penetration report” generated by Digital River) (the *) will be multiplied by four (4) to annualize the amount, then (ii) locate that total amount in the column “Revenue @ ERP” on the Partner Efficiency Sharing Model below and (iii) find the applicable * indicated at such

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

level of “Revenue @ ERP” in the Partner Efficiency Sharing Model. The applicable * will be applied to the * for such consumer Symantec Products to determine * that Digital River shall pay Symantec for the Symantec Products. The Parties agree to communicate the actual amount due to Symantec on the fourth day of the next quarter.

A finalized activity report will be sent to Symantec on the tenth (10th) of each month. Digital River shall pay Symantec the amount due by no later than the twentieth (20th) of each month. There are no other annual catch up adjustments or rebates based upon other quarterly activity that will be applied in determining the final price that Digital River shall pay Symantec for the Symantec Products. Subject to the foregoing requirement, Symantec reserves the right, from time to time, increase or decrease its List Prices to Digital River and the ERPs for the Symantec Products, which changes shall be effected by Symantec’s delivery to Digital River of an updated price list. The Partner Efficiency Sharing Model will be revisited by the Parties and may be adjusted by a mutually signed amendment.

The Partner Efficiency Model will not apply to any sales from the “Call Center,” and “iStore,” which are governed by a * of * and *.
Partner Efficiency Model:
(All Revenue @ ERP in Millions)
 *
4.	Term. The Term of the Agreement is hereby mutually extended for an additional two years. As a result, the new expiration date of the Agreement is July 1, 2008.

5.	Dedicated Team. Section 3(m) of the Agreement is deleted in its entirety, and the term “Dedicated Team” in 3(b)(xii)(a)(iv) is hereby amended to mean no less than the following Digital River personnel: * software development engineers; * web developer(s) (Creative and site design); * project manager(s); * business analyst(s); and * Q&A engineer(s). In addition, the following is hereby added to the end of Section 3(b)(xii)(a)(iv) and all language in such Section contrary to the below is hereby deleted:
The Dedicated Team will: (a) work solely on Symantec projects and requests at a one hundred percent (100%) utilization rate; (b) work only * per person, per week, or *, per person, per quarter (less any holidays) (“Dedicated Team Hours”); (c) not work overtime on Symantec projects and requests. Digital River will be responsible for all costs and fees related to the Dedicated Team. For the avoidance of doubt, the special discounted Consulting Rate for each member of the Dedicated Team will remain * per hour. To the extent Symantec requires work by the Dedicated Team in excess of the Dedicated Team Hours, Symantec will request such work in writing, and will pay the Consulting Rate, which is defined as * per hour in the Agreement, for all such work. Digital River will provide a weekly written report to Symantec in substantially the form it has used to report on the team’s utilization throughout 2005.
6.	Exhibits. The Agreement is hereby amended to include a new Exhibit Y, “Veritas Products,” as attached hereto.

7.	All other provisions of the Agreement, except as modified by this Amendment Eleven, shall remain in full force and effect and are hereby reaffirmed.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.	This Amendment Eleven is considered effective on the last date for the Symantec signature lines set forth below on this page (the “Amendment Eleven Effective Date”) provided that it has been signed by Digital River and has been accepted by Symantec at its principal place of business. Notwithstanding the foregoing, the effective date of paragraphs three (3) and five (5) above will be April 1, 2005.
IN WITNESS WHEREOF, the parties hereto have executed this Eleventh Amendment on the date specified below.

SYMANTEC CORPORATION	DIGITAL RIVER

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

SYMANTEC LIMITED

Signature:

Printed Name:

Title:

Date:

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit Y
1.	Replication Exec v3.1

2.	VERITAS Backup ExecTM 10 for Windows Servers

3.	VERITAS Backup Exec™ 10 for Windows Small Business Server

4.	VERITAS Backup Exec™ 10.0 for Windows Small Business Servers Remote Agent for Windows Servers (CAL) 1-pack

5.	Veritas Backup Exec™ 10.0 for Windows Servers Agent for Microsoft Exchange Servers

6.	VERITAS Backup Exec™ 10.0 Agent for Microsoft SQL Server (CAL)

7.	VERITAS Backup Exec™ 10.0 for Windows Servers Remote Agent (CAL) for Windows or NetWare Servers

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.